UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
DUNKIN’ BRANDS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dunkin’ Brands Group, Inc.
Proxy Statement Relating to 2013 Annual Meeting of Shareholders
SUPPLEMENTAL INFORMATION REGARDING PROPOSAL 1
Jon Luther, Non-Executive Chairman of the Board of the Dunkin’ Brands Group, Inc. (the “Company”) has advised the Board of Directors that he will retire from his position as Director and Non-Executive Chairman of the Board, effective May 15, 2013. The Company announced on May 10, 2013 that Nigel Travis, Chief Executive Officer of the Company, was appointed by the Board to the additional role of Chairman of the Board and Raul Alvarez was appointed to the position of Lead Independent Director, each effective upon Mr. Luther’s retirement.
Mr. Travis and Mr. Alvarez are nominated to stand for re-election as Class II Directors at the Company’s upcoming 2013 Annual Meeting of Shareholders to be held on May 14, 2013. The Board of Directors continues to recommend shareholders vote “FOR” the re-election of each of Mr. Travis and Mr. Alvarez.
The information set forth herein supplements the Company’s Definitive Proxy Statement dated April 2, 2013 and is being furnished to holders of the Company’s common stock in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 14, 2013, or any adjournment or postponement thereof.

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